NN, INC.
BEYOND RELIABLE

June 5, 2026

Mr. Robert Esch
Via Email: robert.esch@nninc.com

RE: Letter of Understanding (LOU)

Dear Rob:

We are pleased to extend an invitation to join the NN, Inc. team in the position of **President & Chief Technical Officer, Machined Products**. In this salaried exempt role, you will report to Harold Bevis, President & CEO. Following is a summary of the terms of our offer:

Duties	Operational, technical, and commercial leadership of sites responsible for the manufacture of machined products outside of APAC, and technical oversight of APAC's WOFE and JV plants in Wuxi.
Effective Date	On or about Monday, June 8, 2026, subject to the necessary timing of SEC setup and related Section 16 and disclosure activities.
Base Salary	Your gross pay will be at the bi-weekly rate of Twelve Thousand Five Hundred Dollars, which equates to an annualized sum of **$325,000**. You will receive regular performance and salary reviews to evaluate your progress in attaining goals; these will be conducted at intervals commensurate with similarly-situated associates.
Annual Incentive Award	You will remain eligible to participate in a discretionary executive-level bonus plan; the target will increase to **50%** of your base annual salary during the year. If a bonus is offered, its availability will be dependent upon corporate, group and individual performance, and any bonus amounts will be determined in accordance with NN corporate guidelines. Bonuses of this type are distributed after completion of the year-end financial audit, which is typically completed in March. This award will be prorated for the portion of the 2026 year employed in each role. Annual incentive awards are governed by the terms of the Executive Incentive Compensation ("EIC") Program Document and the underlying Amended and Restated NN, Inc. 2022 Omnibus Incentive Plan.
Equity Award	You will remain eligible to participate in the Company's Long-Term Incentive ("LTI") program; awards are generally granted in March of each year. Your annual grant will be increased to **65%** of your base salary. The total dollar value of the equity award will be split as follows:

- One-third of the grant date value will be issued as Restricted Stock Units (RSUs), which are time-based awards vesting ratably over three years; and,
- Two-thirds of the grant date value will be issued as Performance Share Units (PSUs), performance-based awards tied to Relative Total Shareholder Returns (TSR).

For 2026 only, a prorated award of approximately **$57,000** will be made as of the Effective Date to address the difference between the equity award made under your original 2026 compensation package and the award for which you are eligible under this package.

LTI awards are governed by the terms of the LTI Program Document and the underlying Amended and Restated NN, Inc. 2022 Omnibus Incentive Plan.

Separation Provisions You will be eligible for additional separation provisions related to qualifying terminations—specifically, terminations both prior to and following a Change in Control. This Separation Agreement will be executed separately from the LOU.

Employment-at-Will Except as expressly set forth herein, nothing in this Letter of Understanding is intended to supersede NN, Inc.'s employment-at-will policy. Under these provisions, employment with NN, Inc. is voluntarily entered into, and the associate is free to resign at will at any time, with or without cause. Similarly, NN, Inc. may terminate the employment relationship at will at any time, with or without notice or cause, so long as there is no violation of applicable federal and state law.

Relocation None.

Confidentiality You will be required to execute the Non-Disclosure and Confidentiality Agreement (the "Confidentiality Agreement") substantially in the form attached as **Exhibit A**.

Benefits You and your eligible dependents remain eligible for health benefits under NN. All such benefits are subject to the terms of the benefit plans and are available to employees generally. Plans include medical, dental, life, and disability benefits, as well as voluntary offerings such as vision, 401(k), and other voluntary offerings are also available.

Deferred Compensation Plan The Autocam Corporation Retention Bonus Agreement (the "Deferred Compensation Agreement"), subject to the terms set forth in the Autocam Corporation Retention Bonus Deferred Compensation Plan, attached hereto as **Exhibit B** and **Exhibit C** respectively, will remain in full force and effect.

Prior Equity Grant Agreements All prior Grant Agreements remain in effect.

Paid Leave You are eligible to receive pay for holidays that NN, Inc. observes during your employ (currently eleven per year), and your annual vacation/PTO allocation is unlimited.

Any provision of this Agreement to the contrary notwithstanding, all payments made by the Company hereunder to you, your estate, or your beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

Except as otherwise set forth above, this Letter of Understanding constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements, negotiations, representations, and discussions, whether oral or written, relating to the subject matter, including without limitation, any prior employment agreement, offer letter, severance agreement, change in control agreement, compensation arrangement, or other understanding between the parties. No amendment or modification of this Letter of Understanding shall be effective unless set forth in a written instrument signed by both parties.

If you are in agreement with the terms of this offer, please sign and return a copy of the executed letter to us for your file. If you have any questions, please feel free to call me directly at 704.877.1182.

Sincerely,

/S/ D. Gail Nixon

D. Gail Nixon
Senior Vice President & Chief Human Resources Officer
NN, Inc.

Enclosure

Except as expressly set forth herein, nothing in the Letter of Understanding is intended to supersede NN, Inc.'s and its affiliates' employment-at-will policy. Under these provisions, employment with the NN, Inc. or its affiliates is voluntarily entered into, and the associate is free to resign at will at any time, with or without cause. Similarly, the NN, Inc. may terminate the employment relationship at will at any time, with or without notice or cause, so long as there is no violation of applicable federal and state law.

NN, INC.
BEYOND RELIABLE

Letter of Understanding
for Robert Esch
June 5, 2026

Agreement and Acceptance:

I hereby acknowledge and accept the terms and conditions cited in the foregoing Letter of Understanding. I understand and agree that this Letter of Understanding may be terminated at any time by NN, Inc. or its affiliates. I further understand and agree that, notwithstanding the terms, conditions and benefits of this Letter of Understanding, all employment with NN, Inc. or its affiliates is at will, and for an indefinite duration and there is no guarantee of employment with NN, Inc. or any affiliate thereof.

Signed: /s/ Robert Esch

Printed Name: Robert Esch

Date: June 8, 2026

35283197.9